Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-41226, 333-41224, 333-72927, 333-56331, 333-76324 and 333-51959 each on Form S-8 and Registration Statement Nos. 333-109489, 333-111632, 333-114706 and 333-119162 each on Form S-3 of American Tower Corporation of our report dated March 12, 2004 (March 29, 2005, as to the effects of note 2), which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the adoption of Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” and (ii) the restatement described in note 2, appearing in this Annual Report on Form 10-K/A of American Tower Corporation for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 29, 2005